EXHIBIT 10.1

MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT (this "Agreement") dated as of this 23rd day of December 2013, by and between ChinAmerica Andy Movie Entertainment Media Co., a Florida corporation ("Client") and AF Ocean Investment Management (Shanghai) Co., LTD, a Shanghai, China, corporation wholly owned by AF Ocean Investment Management Company, a Florida corporation (the "Manager").
W I T N E S S E T H:
WHEREAS, the Client is operating in China and will be receiving payment for such operations in China;
WHEREAS, China employs strict currency regulations that are designed to prevent large amounts of currency moving out of the country, the Client wishes to retain the Manager to manage its money it receives from its Chinese operations; and
NOW, THEREFORE, IT IS AGREED as follows:
1)            Delivery of Funds.
a)            All payments paid to Client for services it has rendered or will render in China shall be delivered to Manager for deposit into an HSBC Checking Account in Shanghai, China, opened by Manager solely for management of Client Funds, account no. (the "HSBC Account") (wire instructions provided in Schedule I).
b)            The Payments deposited into the HSBC Account and the balance remaining after any authorized disbursements are hereafter referred to as the "Funds."
c)            The Manager shall have no duty or responsibility to enforce the collection or demand payment of any Funds deposited into the HSBC Account. If, for any reason, any check deposited into the HSBC Account shall be returned unpaid to the Manager, the duty of the Manager shall be to return the check to the Client promptly thereafter, delivered by certified mail to the addresses below.
2)            Release of Funds.
a)            The Funds shall be paid or released by the Manager pursuant to instructions received in writing from the Client.
b)            The Manager shall, upon receipt of instructions from the Client, disburse the Funds in accordance with the terms of the Instructions. Such instructions must be received by the Manager no later than 2:00 PM Beijing Time on a Banking Day for the Manager to process such instructions that Banking Day.
3)            Acceptance by Manager. The Manager hereby accepts and agrees to perform its obligations hereunder, provided that:

a)            The Manager may act in reliance upon any signature believed by it to be genuine and duly notarized if required by the terms of this agreement, and may assume that any person who has been designated by the Client to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Manager shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions except as limited herein.
b)            The Manager may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Manager shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.
c)            The Client agrees to indemnify and hold the Manager harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney's fees) claimed against or incurred by Manager arising out of or related, directly or indirectly, to this Management Agreement unless caused by the Manager's gross negligence or willful misconduct.
d)            In the event that the Manager shall be uncertain as to its duties or rights hereunder, the Manager shall be entitled to (i) refrain from taking any action other than to keep safely the Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Funds to a court of competent jurisdiction.
e)            The Manager shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Manager's obligations hereunder, and the Manager shall not be required to make a request that any monies be delivered to the HSBC Account, it being agreed that the sole duties and responsibilities of the Manager shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Manager for the HSBC Account and deposit said checks and wire transfers into the HSBC Account, and (ii) to disburse or refrain from disbursing the Funds as stated above, provided that the checks received by the Manager have been collected and are available for withdrawal.
4)            Manager's Compensation. Manager shall be entitled, for the duties to be performed by it hereunder, to a fee of 10% of each deposit or wire, which fee shall be withdrawn from the HSBC Account and deposited into the Manager's bank account within two (2) business days after receipt of any deposit or wire. In addition, the Client shall be obligated to reimburse Manager for all fees, costs and expenses incurred or that become due in connection with this Agreement or the HSBC Account, including reasonable attorney's fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Manager shall affect the right of Manager to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Manager has incurred any such expenses, or any such fee becomes due, prior to any closing, the Manager shall advise the Client and the Client shall direct all such amounts to be paid directly at any such closing.

5)
Resignation and Termination of the Manager. The Manager may resign at any time by giving 30 days' prior written notice of such resignation to the Client. Upon providing such notice, the Manager shall have no further obligation hereunder except to hold as depositary the Funds that it receives until the end of such 30-day period. In such event, the Manager shall not take any action, other than receiving and depositing Client's checks and wire transfers in accordance with this Agreement, until the Client has designated a banking corporation, attorney or other person as successor. Upon receipt of such written designation signed by the Client, the Manager shall promptly deliver the Funds to such successor and shall thereafter have no further obligations hereunder. If such instructions are not received within 30 days following the effective date of such resignation, then the Manager may deposit the Funds held by it pursuant to this Agreement with a Court of competent jurisdiction pending the appointment of a successor. In either case provided for in this paragraph, the Manager shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Funds.

6)
Termination. The Client may terminate the appointment of the Manager hereunder upon written notice specifying the date upon which such termination shall take effect, which date shall be at least 5 days from the date of such notice. In the event of such termination, the Client shall, within 5 days of such notice, appoint a successor Manager and the Manager shall, upon receipt of written instructions signed by the Client, turn over to such successor Manager all of the Funds; provided, however, that if the Client fails to appoint a successor Manager within such 5-day period, such termination notice shall be null and void and the Manager shall continue to be bound by all of the provisions hereof. Upon receipt of the Funds, the successor Manager shall become the Manager hereunder and shall be bound by all of the provisions hereof and the Manager shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Funds and under this Agreement. The Manager shall remain liable for any willful misconduct or gross negligence which occurred prior to the termination per paragraph 4(b) of this Agreement.

7)
Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by facsimile (followed by first-class mail), by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

a)	If to Manager, to:
AF Ocean Investment Management (Shanghai) Co., LTD. 6371 Business Blvd, Suite 200
Sarasota, FL 34240
b)	If to Client, to:
ChinAmerica Andy Movie Entertainment Media Co. 6371 Business Blvd, Suite 200
Sarasota, FL 34240
or to such other address as any of them shall give to the others by notice made pursuant to this Section.

8)          General.
a)
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be entirely performed within such State, without regard to choice of law principles and any action brought hereunder shall be brought in the courts of the State of Florida, located in the County of Manatee. Each party hereto irrevocably waives any objection on the grounds of venue, inconvenient forum or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement.

b)
This Agreement sets forth the entire agreement and understanding of the parties with respect to the matters contained herein and supersedes all prior agreements, arrangements and understandings relating thereto.

c)	All of the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto, as well as their respective successors and assigns.
d)
This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver of any party of any condition, or of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement. No party may assign any rights, duties or obligations hereunder unless all other parties have given their prior written consent.

e)	If any provision included in this Agreement proves to be invalid or unenforceable, it shall not affect the validity of the remaining provisions.
f)
This Agreement and any modification or amendment of this Agreement may be executed in several counterparts or by separate instruments and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

9)          Form of Signature. The parties hereto agree to accept a facsimile or an email transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement; provided, however, that each party who produces a facsimile or an email signature agrees, by the express terms hereof, to place, promptly after transmission of his or her signature by facsimile or email, a true and correct original copy of his or her signature in overnight mail to the address of the other party.
10)          Confidentiality. Unless specifically directed by Court Order, the Manager agrees to keep the terms of this Escrow Agreement as well as the identity of all parties and the funding amounts completely confidential. Each of the parties to this agreement specifically and knowledge that there is an attorney-client relationship by and between the parties and Harrison Law, PA. Communications by and between the parties and Harrison Law, PA shall be subject to the attorney-client privilege.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

CLIENT
ChinAmerica Andy Movie Entertainment Media Co.

By:                        /s/ Andy Z. Fan
Name:                 Andy Z. Fan
Title:                   President

MANAGER
AF OCEAN INVESTMENT MANAGEMENT (SHANGHAI) CO., LTD.

By:                        /s/ Andy Z. Fan
Name:             Andy Z. Fan
Title:                 President

Schedule I
Wire Instructions
Wire Instructions
Beneficiary Name AF Ocean Investment Management Co.	Beneficiary Account #
Beneficiary Address Shanghai, China
Beneficiary Bank HSBC Bank (China) Company Limited	Bank Wire #
Swift #
Beneficiary Bank Address Shanghai Hong Kong Plaza Sub-branch Shanghai, China

Additional Instructions RE: CAME